Contact:
Euronet Worldwide, Inc.
Stephanie Taylor
+1-913-327-4200

Euronet Worldwide Reports Third Quarter 2014 Financial Results

LEAWOOD, KANSAS, USA - October 22, 2014 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, reports third quarter 2014 financial results.

Euronet reports the following consolidated results for the third quarter 2014 compared with the same period of 2013:

•	Revenues of $453.4 million, a 26% increase from $360.6 million (25% increase on a constant currency(1) basis).

•	Operating income of $50.7 million, an 8% decrease from $55.3 million (9% decrease on a constant currency basis).

•	Adjusted operating income(2) of $50.7 million, a 41% increase from $36.0 million (40% increase on a constant currency basis).

•	Adjusted EBITDA(3) of $73.1 million, a 36% increase from $53.8 million (35% increase on a constant currency basis).

•	Net income attributable to Euronet of $35.0 million or $0.64 diluted earnings per share, compared with net income of $47.9 million or $0.92 diluted earnings per share.

•	Adjusted cash earnings per share(4) of $0.80, a 43% increase from $0.56.

•	Transactions of 655 million, a 13% increase from 582 million.

See the reconciliation of non-GAAP items in the attached financial schedules.

Third quarter 2013 operating income reflects a $19.3 million non-cash gain related to a decrease of a contingent earnout liability recorded in Euronet's EFT Segment, but not paid due to certain targets not being met. Consistent with our prior presentation for the third quarter 2013, adjusted operating income is presented for the consolidated and EFT Segment results to exclude this gain and provide a more useful comparison of the operating results.

"Our third quarter earnings exceeded our expectations, underscored by a new record quarterly adjusted cash EPS of $0.80, a 43% year-over-year increase," stated Michael J. Brown, Euronet's Chairman and Chief Executive Officer. "All three segments contributed to the consolidated double-digit growth across revenue and earnings. EFT's third quarter benefited from seasonally higher transactions made possible by a continued focus on ATM and product expansion. Money transfer growth was a result of solid organic expansion including the full quarter contributions from the Walmart-2-Walmart product and the HiFX acquisition earlier this year. epay's 7% revenue and 2% operating income growth represent the second consecutive quarter of growth, driven by continued demand for non-mobile products. Overall, this was an excellent quarter for our business."

Segment and Other Results
The EFT Processing Segment reports the following results for the third quarter 2014 compared with the same period or date in 2013:

•	Revenues of $107.5 million, a 29% increase from $83.6 million (28% increase on a constant currency basis).

•	Operating income of $34.2 million, a 23% decrease from $44.6 million (24% decrease on a constant currency basis).

•	Adjusted operating income of $34.2 million, a 35% increase from $25.3 million (34% increase on a constant currency basis).

•	Adjusted EBITDA of $42.4 million, a 34% increase from $31.6 million (33% increase on a constant currency basis).

•	Transactions of 321 million, a 6% increase from 304 million.

•	Operated 19,808 ATMs as of September 30, 2014, an 11% increase from 17,795.

Revenue, adjusted EBITDA and adjusted operating income growth in the quarter was the result of an 11% expansion of the ATM networks in India and Europe, an increase in the number of point of sale dynamic currency conversion transactions and other value added transactions.

Revenue, adjusted EBITDA and adjusted operating income growth outpaced transaction and ATM growth due to higher sales of value added products which earn a higher margin per transaction relative to other EFT products. Transactions grew 6%, primarily from growth spread across Europe.

The epay Segment reports the following results for the third quarter 2014 compared with the same period or date in 2013:

•	Revenues of $195.1 million, a 7% increase from $182.6 million (6% increase on a constant currency basis).

•	Operating income of $12.4 million, a 2% increase from $12.1 million (2% increase on a constant currency basis).

•	Adjusted EBITDA of $16.4 million, a 2% increase from $16.1 million (1% increase on a constant currency basis).

•	Transactions of 320 million, a 19% increase from 269 million.

•	Point of sale ("POS") terminals of approximately 667,000 as of September 30, 2014, a 5% increase from approximately 636,000.

•	Retailer locations of approximately 295,000 as of September 30, 2014, a 1% increase from approximately 291,000.

epay revenue, operating income and adjusted EBITDA growth was primarily the result of increased sales of non-mobile products, partially offset by certain mobile content transaction declines. Revenue growth outpaced operating income and adjusted EBITDA growth as a result of higher SG&A costs in preparation for the seasonally higher fourth quarter sales and higher incentive expense, partially offset by cost-saving measures implemented in certain markets.

The increase in transactions was largely driven by growth in India, Germany and the Middle East, partially offset by declines in Brazil and the U.K. Transactions grew at a faster pace than revenue due to a higher volume of low margin transactions in India.

The Money Transfer Segment reports the following results for the third quarter 2014 compared with the same period or date in 2013:

•	Revenues of $151.2 million, a 59% increase from $95.3 million (58% increase on a constant currency basis).

•	Operating income of $12.6 million, a 68% increase from $7.5 million (68% increase on a constant currency basis).

•	Adjusted EBITDA of $19.8 million, a 65% increase from $12.0 million (64% increase on a constant currency basis).

•	Total transactions of 13.9 million, a 56% increase from 8.9 million.

•	Network locations of approximately 241,000 as of September 30, 2014, a 16% increase from approximately 207,000.

Money transfer revenues, operating income, adjusted EBITDA and transactions increased as a result of organic growth across the existing Ria business and full quarter contributions from the Walmart-2-Walmart product and the HiFX acquisition. Operating income was impacted by $1.6 million of expense related to the write-down of certain customer acquisition costs. Excluding the write-off of customer acquisition costs, operating income and adjusted EBITDA would have grown 89% and 78%, respectively.

Corporate and Other reports $8.5 million of expense for the third quarter 2014 compared with $8.9 million for the third quarter 2013.

Balance Sheet and Financial Position
Unrestricted cash on hand was $451.2 million as of September 30, 2014, compared to $408.4 million as of June 30, 2014. Cash increased primarily as a result of cash flows generated from operations and temporary timing differences in settlements in the epay and money transfer segments, partially offset by debt repayments and cash paid for capital expenditures. Total indebtedness was $378.5 million as of September 30, 2014, compared to $411.1 million as of June 30, 2014. Debt decreased primarily as a result of payments made on the revolving credit facility.

Guidance
The Company currently expects adjusted cash earnings per share for the fourth quarter 2014, assuming foreign currency exchange rates remain stable through the end of the quarter, to be approximately $0.72.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency, adjusted operating income, adjusted EBITDA and adjusted cash earnings per share financial measures. These measures should be used in addition to, and not a substitute for, net income, operating income and earnings per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

(1) Constant currency measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2)Adjusted operating income is defined as operating income excluding goodwill and acquired intangible asset impairment charges, changes in the value of acquisition contingent consideration and non-recurring items that are considered expenses under U.S. GAAP.

(3)Adjusted EBITDA is defined as net income excluding interest, income tax expense, depreciation, amortization, share-based compensation and other non-operating or non-recurring items that are considered expenses under U.S. GAAP.

(4) Adjusted cash earnings per share is defined as diluted U.S. GAAP earnings per share excluding the tax-effected impacts of: a) foreign currency exchange gains or losses, b) goodwill impairment charges, c) gains or losses from the early retirement of debt, d) share-based compensation, e) acquired intangible asset amortization, f) non-cash interest expense, g) non-cash income tax expense, and h) other non-operating or non-recurring items. Adjusted cash earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation
Euronet Worldwide will host an analyst conference call on October 23, 2014, at 9:00 a.m. Eastern Time to discuss these results. The call may also include discussion of company developments, forward-looking information and other material information about business and financial matters. To listen to the call via telephone, dial 877-303-6313 (USA) or +1-631-813-4734 (outside the USA). The conference call will also be available via webcast at http://ir.euronetworldwide.com. Participants should go to the website at least five minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronetworldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, cash-based and online-initiated consumer-to-consumer and business-to-business money transfer services, and electronic distribution of prepaid mobile phone time and other prepaid products.

Euronet's global payment network is extensive - including 19,808 ATMs, approximately 72,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 47 countries; card software solutions; a prepaid processing network of approximately 667,000 POS terminals at approximately 295,000 retailer locations in 33 countries; and a global money transfer network of approximately 241,000 locations serving 131 countries. With corporate headquarters in Leawood, Kansas, USA, and 54 worldwide offices, Euronet serves clients in approximately 155 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including economic conditions in specific countries or regions; technological developments affecting the market for the Company's products and services; foreign currency exchange rate fluctuations; the effects of any potential future computer security breaches; the Company's ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; changes in the Company's relationship with, or in fees charged by, the Company's business partners; competition; the outcome of claims and other loss contingencies affecting the Company; and changes in laws and regulations affecting the Company's business, including immigration laws. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company or the SEC. Any forward-looking statements made in this release speak only as of the date of this release. Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Consolidated Statements of Income
(unaudited - in millions, except share and per share data)

	Three Months Ended
	September 30,
	2014	2013

Revenues	$453.4	$360.6

Operating expenses:
Direct operating costs	274.8	223.6
Salaries and benefits	64.6	52.9
Selling, general and administrative	44.0	33.2
Acquisition-related contingent consideration gain	—	(19.3)
Depreciation and amortization	19.3	14.9
Total operating expenses	402.7	305.3
Operating income	50.7	55.3

Other income (expense):
Interest income	0.8	0.5
Interest expense	(3.1)	(2.8)
Other income	—	2.8
Foreign currency exchange (loss) gain	(0.7)	2.9
Total other (expense) income, net	(3.0)	3.4
Income before income taxes	47.7	58.7

Income tax expense	(12.8)	(10.7)

Net income	34.9	48.0
Net (income) loss attributable to noncontrolling interests	0.1	(0.1)
Net income attributable to Euronet Worldwide, Inc.	$35.0	$47.9

Earnings per share attributable to Euronet
Worldwide, Inc. stockholders - diluted	$0.64	$0.92

Diluted weighted average shares outstanding	54,619,793	52,200,472

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	September 30,	As of
	2014	December 31,
	(unaudited)	2013

ASSETS
Current assets:
Cash and cash equivalents	$451.2	$209.8
Restricted cash	59.2	78.0
Inventory - PINs and other	68.8	92.8
Trade accounts receivable, net	321.4	390.6
Prepaid expenses and other current assets	103.8	69.2

Total current assets	1,004.4	840.4

Property and equipment, net	123.4	116.2
Goodwill and acquired intangible assets, net	789.5	591.4
Other assets, net	48.7	50.1

Total assets	$1,966.0	$1,598.1

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other current liabilities	$801.5	$718.7
Short-term debt obligations	11.7	13.3

Total current liabilities	813.2	732.0

Debt obligations, net of current portion	364.9	188.5
Capital lease obligations, net of current portion	1.9	2.9
Deferred income taxes	37.9	17.7
Other long-term liabilities	17.8	18.6

Total liabilities	1,235.7	959.7

Equity	730.3	638.4

Total liabilities and equity	$1,966.0	$1,598.1

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Adjusted Operating Income and Adjusted EBITDA
(unaudited - in millions)

	Three months ended September 30, 2014

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$34.9

Add: Income tax expense					12.8
Add: Total other expense, net					3.0

Operating income (expense)	$34.2	$12.4	$12.6	$(8.5)	50.7

Add: Depreciation and amortization	8.0	4.0	7.2	0.1	19.3
Add: Share-based compensation	0.2	—	—	2.9	3.1

Earnings (expense) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$42.4	$16.4	$19.8	$(5.5)	$73.1

	Three months ended September 30, 2013

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$48.0

Add: Income tax expense					10.7
Deduct: Total other income, net					(3.4)

Operating income (expense)	$44.6	$12.1	$7.5	$(8.9)	$55.3
Deduct: Acquisition-related contingent consideration gain	(19.3)	—	—	—	(19.3)
Adjusted operating income (expense) (1)	$25.3	$12.1	$7.5	$(8.9)	$36.0

Add: Depreciation and amortization	6.3	4.0	4.5	0.1	14.9
Add: Share-based compensation	—	—	—	2.9	2.9

Earnings (expense) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$31.6	$16.1	$12.0	$(5.9)	$53.8

(1) Adjusted EBITDA and adjusted operating income are non-GAAP measures that should be considered in addition to, and not a substitute for, net income and operating income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Cash Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	September 30,
	2014	2013

Net income attributable to Euronet Worldwide, Inc.	$35.0	$47.9

Foreign currency exchange loss (gain)	0.7	(2.9)
Intangible asset amortization	7.2	4.2
Share-based compensation	3.1	2.9
Acquisition-related contingent consideration gain	—	(19.3)
Income tax effect of above adjustments	(2.4)	(0.9)
Gain on sale of investment	—	(2.8)
Non-cash GAAP tax expense	0.3	0.3

Adjusted cash earnings(1)	$43.9	$29.4

Adjusted cash earnings per share - diluted(1)	$0.80	$0.56

Diluted weighted average shares outstanding (GAAP)	54,619,793	52,200,472

Effect of unrecognized share-based compensation on diluted shares outstanding	315,848	547,746
Adjusted diluted weighted average shares outstanding	54,935,641	52,748,218

(1) Adjusted cash earnings and adjusted cash earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income and earnings per share computed in accordance with U.S. GAAP.